Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Milacron Inc. 1999 Employee Stock Purchase Plan of our report dated February 8, 1999, with respect to the consolidated financial statements and schedule of Milacron Inc. and subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



Cincinnati, Ohio
November 5, 1999